Telenav Reports Second Quarter Fiscal Year 2015 Financial Results
-Quarterly Revenue Grew 14% Sequentially and 7% Year-Over-Year
-Growth Businesses of Automotive and Mobile Advertising Exceeded 70% of Total Revenue

Sunnyvale, Calif. - February 2, 2015 -Telenav®, Inc. (NASDAQ:TNAV), a leader in location-based platform services, today announced its financial results for the second quarter that ended December 31, 2014.
“Telenav's vision is to become a global leader in transforming life on the go, by focusing on building a strong foundation around connected cars, location-based services, mobile advertising and OpenStreetMap initiatives. We are pleased to have achieved another solid quarter, delivering both sequential and year-over-year revenue growth, driven by our continued execution in our automotive and mobile advertising businesses,” said HP Jin, chairman and CEO of Telenav. “Our automotive business continues to have strong momentum delivering 27% year-over-year and 23% sequential growth. We also had solid results in our mobile advertising business where revenue grew 65% year-over-year and 19% sequentially.”
“In January, General Motors launched the new version of its OnStar RemoteLink® mobile application powered by our LBS platform including mapping and one-box search functionality,” continued Jin. “This launch is part of a broader global strategic relationship with GM. In addition, Ford announced in January that we have been selected as the global navigation provider for its next generation SYNC3® infotainment system.”

Financial Highlights

•	Revenue for the second quarter of fiscal year 2015 was $39.8 million, compared with $35.0 million in the first quarter of fiscal year 2015 and $37.2 million in the second quarter of fiscal year 2014.

•
Automotive revenue was $24.1 million, or 61 percent of total revenue, for the second quarter of fiscal year 2015, compared with $19.5 million, or 56 percent of total revenue, in the first quarter of fiscal year 2015 and $19.0 million, or 51 percent of total revenue in the second quarter of fiscal year 2014.

•
Mobile advertising revenue was $4.7 million, or 12 percent of total revenue, for the second quarter of fiscal year 2015, compared with $4.0 million, or 11 percent of total revenue, for the first quarter of fiscal year 2015, and $2.9 million, or 8 percent of total revenue for the second quarter of fiscal year 2014.

•
GAAP net loss for the second quarter of fiscal year 2015 was ($2.7) million, or ($0.07) per diluted share, compared with a GAAP net loss of ($7.9) million, or ($0.20) per diluted share, in the first quarter of fiscal year 2015 and a GAAP net loss of ($4.0) million, or ($0.10) per diluted share, for the second quarter of fiscal year 2014.

•
Adjusted EBITDA for the second quarter of fiscal year 2015 was a ($4.8) million loss adjusted for the impact of stock-based compensation expense, depreciation, amortization, interest income, other income (expense), benefit for income taxes, and other items such as legal settlements and restructuring costs, compared with a ($5.5) million loss in the first quarter of fiscal year 2015 and a ($2.4) million loss in the second quarter of fiscal year 2014.

•
Ending cash, cash equivalents and short-term investments, excluding restricted cash, were $128.1 million, and Telenav had no debt as of December 31, 2014. This represented cash, cash equivalents and short-term investments of $3.21 per share, based on 39.9 million shares of outstanding common stock as of December 31, 2014.

•
Our effective tax rate was a benefit of 68% for the three months ended December 31, 2014 and was due to the combined effect of recognizing a tax benefit from our ability to carry back current period losses to prior years as well as certain other discrete benefit items recognized in the quarter totaling $4.1million from the filing of amended state tax returns as well as the fiscal 2014 federal tax return.

•
In January 2015, tax refunds totaling $11.0 million were received. $8.0 million of this amount relates to an $8.6 million receivable due for a U.S. federal tax refund resulting from the Company's ability to carryback fiscal 2014 losses and credits to previous years and $3.0 million relates to a state income tax refund as a result of the filing and subsequent audit of California amended returns for fiscal 2009 and 2010.

Recent Business Highlights

•
In January 2015, General Motors launched the new version of its OnStar RemoteLink® mobile application powered by our mapping and one-box search platform. This launch is part of a broader global strategic relationship with GM that Telenav announced in January 2014 as “another top 5 Auto OEM award.”

•
In January 2015, Telenav announced that it was selected to power the navigation experience of the next generation Ford SYNC® 3 infotainment system. Telenav expects to provide SYNC® 3 users with an enhanced driving and navigation experience, including simplified one-box search functionality, multi-touch map technology, and more.

•
In November 2014, another top 10 global automotive OEM selected Telenav as its preferred navigation provider for the China market. This is not a binding award and during the next few months, Telenav expects to work to execute a binding agreement. This program is targeted to launch in the first half of calendar year 2017.

•
In the December 2014 quarter, Telenav launched its navigation solution with Great Wall Motors, a leading domestic auto manufacturer in China and the country’s largest SUV and pickup manufacturer. Great Wall is one of the few Chinese Auto OEMs to export vehicles globally.

•	In November 2014, another leading automotive OEM based in Europe has awarded a paid proof-of-concept to Telenav for a next generation connected navigation solution.

•
In the December 2014 quarter, Bosch launched its top-of-the line eBike Nyon® in Europe using Telenav’s Scout OSM SDK to power its navigation experience. This solution provides bike specific routing taking into consideration battery load and consumption.

•
In January 2015, Telenav announced that a Silicon Valley startup, SKULLY Systems, has selected Telenav's Scout OSM SDK to deliver navigation features in their SKULLY AR-1 motorcycle helmet with an integrated heads-up display.

Business Outlook
For the quarter ending March 31, 2015, Telenav offers the following guidance, which is predicated on management’s judgments.

•	Total revenue is expected to be $41 to $43 million;

•	Automotive revenue is expected to be 66 to 68 percent of total revenue, which includes the anticipated recognition of approximately $4 million in customized engineering fees;

•	Mobile advertising revenue is expected to be 11 to 13 percent of total revenue;

•	GAAP gross margin is expected to be 51 to 52 percent;

•
Non-GAAP gross margin is expected to be 53 to 54 percent, and represents GAAP gross margin adjusted for the add back of the amortization of capitalized software and developed technology of approximately $1 million;

•	GAAP operating expenses are expected to be $31 to $32 million;

•	Non-GAAP operating expenses are expected to be $28 to $29 million, and represent GAAP operating expenses adjusted for the impact of approximately $3 million of stock-based compensation expense;

•	Estimated tax rate is an expected benefit of approximately 26%;

•	GAAP net loss is expected to be ($7) to ($8) million;

•	GAAP diluted net loss per share is expected to be ($0.18) to ($0.20);

•
Non-GAAP net loss is expected to be ($4) to ($5) million, and represents GAAP net loss adjusted for the add back of the tax-effected impact of approximately $3 million of stock-based compensation expense, and approximately $1 million of capitalized software and developed technology amortization expenses;

•
Non-GAAP diluted net loss per share is expected to be ($0.10) to ($0.13) and represents GAAP net loss per share adjusted for the add back of the tax effected impact of approximately $3 million of stock-based compensation expense, and approximately $1 million of capitalized software and developed technology amortization expenses;

•
Adjusted EBITDA is expected to be ($5) to ($6) million, and represents GAAP net loss adjusted for the impact of approximately $3 million of stock-based compensation expense, and approximately $1.2 million of depreciation and amortization expenses, interest income, other income (expense), and benefit from income taxes; and

•	Weighted average diluted shares outstanding are expected to be approximately 40 million.

For the fiscal year ending June 30, 2015, Telenav offers the following guidance, which is predicated on management’s judgments.

•	Total revenue is expected to be $161 to $165 million;

•	Automotive revenue is expected to be 62 to 64 percent of total revenue;

•	Mobile advertising revenue is expected to be 12 to 14 percent of total revenue;

•	GAAP gross margin is expected to be 50 to 51 percent;

•
Non-GAAP gross margin is expected to be 52 to 53 percent, and represents GAAP gross margin adjusted for the add back of the amortization of capitalized software and developed technology of approximately $3 million;

•	GAAP operating expenses are expected to be $123 to $126 million;

•	Non-GAAP operating expenses are expected to be $111 to $114 million, and represent GAAP operating expenses adjusted for the impact of approximately $12 million of stock-based compensation expense;

•	Estimated tax rate is an expected benefit of approximately 28%;

•	GAAP net loss is expected to be ($28) to ($31) million;

•	GAAP diluted net loss per share is expected to be ($0.70) to ($0.78);

•
Non-GAAP net loss is expected to be ($16) to ($19) million, and represents GAAP net loss adjusted for the add back of the tax effected impact of approximately $12 million of stock-based compensation expense, and approximately $3 million of capitalized software and developed technology amortization expenses;

•
Non-GAAP diluted net loss per share is expected to be ($0.40) to ($0.48), and represents GAAP net loss adjusted for the add back of the tax effected impact of approximately $12 million of stock-based compensation expense, and approximately $3 million of capitalized software and developed technology amortization expenses;

•
Adjusted EBITDA is expected to be ($23) to ($26) million, and represents GAAP net loss adjusted for the impact of approximately $12 million in stock-based compensation expense and approximately $5.5 million of depreciation and amortization expenses, interest income, other income (expense), benefit for income taxes, and other items such as legal settlements and restructuring costs; and

•	Weighted average diluted shares outstanding are expected to be approximately 40 million.

The above information concerning guidance represents Telenav’s outlook only as of the date hereof, and is subject to change as a result of amendments to material contracts and other changes in business conditions. Telenav undertakes no obligation to update or revise any financial forecast or other forward looking statements, as a result of new developments or otherwise.

Conference Call
The company will host an investor conference call and live webcast at 2:00 p.m. PT (5:00 p.m. ET) today. To access the conference call, dial 888-337-8169 (toll-free, domestic only) or 719-457-2645 (domestic and international toll) and enter pass code 6327185. The webcast will be accessible on Telenav's investor relations website at http://investor.telenav.com. A replay of the conference call will be available for two weeks beginning approximately two hours after its completion. To access the replay, please dial 888-203-1112 (toll-free domestic only) or 719-457-0820 (international or domestic toll) and enter passcode 6327185.

Segment Reporting
Prior to July 1, 2014, Telenav reported on and operated its business as a single segment: location-based platform services. Commencing July 1, 2014, Telenav began to report its revenue and cost of revenues in three segments: automotive, advertising, and mobile navigation. Telenav has conformed all prior period segment information to the current period presentation for comparative purposes.

Use of Non-GAAP Financial Measures
Telenav prepares its financial statements in accordance with generally accepted accounting principles for the United States, or GAAP. The non-GAAP financial measures such as non-GAAP net income (loss), non-GAAP net income (loss) per share, non-GAAP gross margin, non-GAAP operating expenses, and adjusted EBITDA included in this press release are different from those otherwise presented under GAAP.

Telenav has provided these measures in addition to GAAP financial results because management believes these non-GAAP measures help provide a consistent basis for comparison between periods that are not influenced by certain non-cash or other charges and therefore are helpful in understanding Telenav’s underlying operating results. These non-GAAP measures are some of the primary measures Telenav’s management uses for planning and forecasting. These measures are not in accordance with, or an alternative to, GAAP and these non-GAAP measures may not be comparable to information provided by other companies.

Non-GAAP net income (loss), non-GAAP gross margin, and non-GAAP operating expenses exclude the impact of stock-based compensation expense, capitalized software and developed technology amortization expenses, and other items such as legal settlements, write-off of certain deferred tax assets, and restructuring costs, net of taxes or tax benefits, as applicable to each non-GAAP financial metric. Stock-based compensation expense relates to equity incentive awards granted to our employees, directors, and consultants. Stock-based compensation expense has been and will continue to be a significant recurring non-cash expense for Telenav. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards reflects a non-cash charge that we exclude from non-GAAP financial metrics. Capitalized software amortization expense represents internal software costs that are previously capitalized and charged to expense as the software is used in our operations. Developed technology amortization expense relates to the amortization of acquired intangible assets. Legal settlements represent settlements from patent litigation cases in which we are defendants and royalty disputes.  The write-off of deferred tax assets related to a valuation allowance recorded against our deferred tax assets. Tax benefits represent refunds or carryforwards received. Restructuring costs represent recognition of the estimated amount of costs associated with restructuring activities. Our non-GAAP tax rate differs from the GAAP tax rate due to the elimination of any tax effect of stock-based compensation expenses, legal settlements, restructuring costs, and other items that are being eliminated to arrive at the non-GAAP net income (loss).

Adjusted EBITDA measures our GAAP net income (loss) excluding the impact of stock-based compensation expense, depreciation, amortization, interest income, other income (expense), provision (benefit) for income taxes, and other items such as legal settlements and restructuring costs. We believe this is a useful measure of profitability before the impact of certain non-cash expenses, interest income, income taxes, and certain other items that management believes affect the comparability of operating results. Adjusted EBITDA, while generally a measure of profitability, can also represent a loss.

To reconcile the historical GAAP results to non-GAAP financial metrics, please refer to the reconciliations in the financial statements included in this earnings release.

Forward Looking Statements
This press release contains forward-looking statements that are based on Telenav management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include information concerning the success of Telenav’s reliance on automotive and advertising revenue, the timing of hiring of additional advertising sales personnel, and Telenav’s future return to profitability. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others; Telenav’s ability to develop and implement products for General Motors and to support GM and its customers; adoption by vehicle purchasers of Scout for Cars; Telenav’s dependence on a limited number of auto manufacturers and original equipment manufacturers (“OEM”) for a substantial portion of its revenue; Telenav’s ability to develop and implement products for Ford’s Sync3 system; Telenav’s ability to complete negotiations with another top 10 auto manufacturer and to successfully complete a paid proof of concept with a leading European auto OEM, as well as the success of Telenav’s products in Great Wall’s vehicles; automotive manufacturers, automotive OEM, and consumer acceptance of Scout; Telenav’s success in achieving additional design wins from OEM and automotive manufacturers and the delivery dates of automobiles including Telenav’s products; Telenav’s ability to grow and scale its advertising through the retention of additional, productive sales personnel, new advertising sales and technology delivery; Telenav incurring losses; competition from other market participants who may provide comparable services to subscribers without charge; Telenav’s short history  in the automotive navigation market and the advertising market; the timing of new product releases and vehicle production by Telenav’s automotive customers; Telenav’s ability to develop and support products including OSM, as well as transition existing navigation products to OSM and any economic benefit anticipated from the use of OSM versus proprietary map products; Telenav’s ability to issue new releases of its products and services and expand its product portfolio; the introduction of new products by competitors or the entry of new competitors into the markets for Telenav’s services and products; the potential that we may not be able to realize our deferred tax assets and may have to take a reserve against them; Telenav’s ability to qualify for tax refunds and credits; and economic and political conditions in the US and abroad. We discuss these risks in greater detail in “Risk factors” and elsewhere in our Form 10-Q for the three months ended September 30, 2014 and other filings with the U.S. Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date made. You should review our SEC filings carefully and with the understanding that our actual future results may be materially different from what we expect.

About Telenav, Inc.
Telenav is a leading provider of location-based platform services. These services consist of our map and navigation platform and our advertising delivery platform. Our map and navigation platform allows Telenav to deliver enhanced location-based services to developers, auto manufacturers and end users through various distribution channels, including wireless carriers. Our advertising delivery platform delivers highly targeted advertising services leveraging our location expertise.
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Copyright 2015 Telenav, Inc. All Rights Reserved.
“Telenav,” “Scout,” “Thinknear” and the Telenav, Scout and Thinknear logos are registered and unregistered trademarks of Telenav, Inc.  Unless otherwise noted, all other trademarks, service marks, and logos used in this press release are the trademarks, service marks or logos of their respective owners.

Media Contact
Kristen Berry
650-691-7318
telenav@airfoilgroup.com

Investor Relations:
Cynthia Hiponia
The Blueshirt Group for Telenav, Inc.
408.990.1265
IR@telenav.com
TNAV-F

Telenav, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2014	June 30, 2014*
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$14,987	$14,534
Short-term investments	113,096	122,315
Accounts receivable, net of allowances of $211 and $206, at December 31, 2014 and June 30, 2014, respectively	31,272	25,762
Deferred income taxes	116	784
Restricted cash	5,097	5,995
Income taxes receivable	14,175	6,932
Prepaid expenses and other current assets	6,439	9,491
Total current assets	185,182	185,813
Property and equipment, net	7,768	8,814
Deferred income taxes, non-current	545	550
Goodwill and intangible assets, net	39,033	40,733
Other assets	4,019	3,931
Total assets	$236,547	$239,841
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,132	$502
Accrued compensation	8,918	12,874
Accrued royalties	9,827	3,671
Other accrued expenses	10,332	12,343
Deferred revenue	5,219	2,381
Income taxes payable	868	804
Total current liabilities	36,296	32,575
Deferred rent, non-current	5,417	7,129
Other long-term liabilities	8,937	7,732
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value: 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value: 600,000 shares authorized; 39,903 and 39,462 shares issued and outstanding at December 31, 2014, and June 30, 2014, respectively	40	40
Additional paid-in capital	135,587	129,278
Accumulated other comprehensive income (loss)	(989)	576
Retained earnings	51,259	62,511
Total stockholders’ equity	185,897	192,405
Total liabilities and stockholders’ equity	$236,547	$239,841

*Derived from audited consolidated financial statements as of and for the year ended June 30, 2014

Telenav, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue:
Product	$23,461	$18,367	$42,377	$37,658
Services	16,319	18,794	32,390	43,799
Total revenue	39,780	37,161	74,767	81,457
Cost of revenue:
Product	12,824	9,367	23,002	18,676
Services	6,709	5,807	12,491	12,547
Total cost of revenue	19,533	15,174	35,493	31,223
Gross profit	20,247	21,987	39,274	50,234
Operating expenses:
Research and development	16,620	14,173	33,618	28,716
Sales and marketing	6,710	7,838	12,906	15,456
General and administrative	5,697	6,702	11,910	12,573
Restructuring costs	565	283	565	831
Total operating expenses	29,592	28,996	58,999	57,576
Loss from operations	(9,345)	(7,009)	(19,725)	(7,342)
Interest income	240	319	485	647
Other income (expense), net	630	802	1,688	756
Loss before benefit for income taxes	(8,475)	(5,888)	(17,552)	(5,939)
Benefit for income taxes	(5,752)	(1,891)	(6,892)	(1,951)
Net loss	$(2,723)	$(3,997)	$(10,660)	$(3,988)

Net loss per share
Basic	$(0.07)	$(0.10)	$(0.27)	$(0.10)
Diluted	$(0.07)	$(0.10)	$(0.27)	$(0.10)

Weighted average shares used in computing net loss per share
Basic	39,916	38,508	39,727	38,660
Diluted	39,916	38,508	39,727	38,660

Telenav, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six months Ended December 31,
	2014	2013
	(unaudited)	(unaudited)
Operating activities
Net loss	$(10,660)	$(3,988)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization	2,876	3,424
Accretion of net premium on short-term investments	850	1,904
Stock-based compensation expense	5,927	5,146
Loss on disposal of property, plant & equipment	8	14
Bad debt expense	14	59
Excess tax benefit from stock-based compensation expense	—	259
Changes in operating assets and liabilities:
Accounts receivable	(5,524)	2,187
Deferred income taxes	673	(2,065)
Income taxes receivable	(7,243)	—
Restricted cash	898	(10,964)
Prepaid expenses and other current assets	3,052	(1,200)
Other assets	42	405
Accounts payable	647	(562)
Accrued compensation	(3,956)	(287)
Accrued royalties	6,156	(4,669)
Accrued expenses and other liabilities	(953)	9,059
Income taxes payable	64	(301)
Deferred rent	(1,104)	(650)
Deferred revenue	2,807	(4,573)
Net cash used in operating activities	(5,426)	(6,802)

Investing activities
Purchases of property and equipment	(512)	(540)
Purchases of short-term investments	(87,803)	(41,820)
Purchases of long-term investments	(200)	(600)
Proceeds from sales and maturities of short-term investments	95,611	67,543
Net cash provided by investing activities	7,096	24,583

Financing activities
Proceeds from exercise of stock options	1,781	638
Tax withholdings related to net share settlements of restricted stock units	(854)	(513)
Repurchase of common stock	(1,139)	(6,277)
Excess tax benefit from stock-based compensation	—	(259)
Net cash used in financing activities	(212)	(6,411)

Effect of exchange rate changes in cash and cash equivalents	(1,005)	45
Net increase in cash and cash equivalents	453	11,415
Cash and cash equivalents, at beginning of period	14,534	25,787
Cash and cash equivalents, at end of period	$14,987	$37,202

Supplemental disclosure of cash flow information
Income taxes paid, net	$97	$220

Telenav, Inc.
Condensed Consolidated Segment Statement
(in thousands, except percentages)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue:
Auto	$24,077	$18,964	$43,579	$38,854
Ads	4,732	2,868	8,707	4,948
Mobile Nav	10,971	15,329	22,481	37,655
Total revenue	39,780	37,161	74,767	81,457

Cost of revenue:
Auto	13,240	9,367	23,636	18,676
Ads	3,298	1,826	5,838	3,079
Mobile Nav	2,995	3,981	6,019	9,468
Total cost of revenue	19,533	15,174	35,493	31,223

Gross profit:
Auto	10,837	9,597	19,943	20,178
Ads	1,434	1,042	2,869	1,869
Mobile Nav	7,976	11,348	16,462	28,187
Total gross profit	$20,247	$21,987	$39,274	$50,234

Gross margin:
Auto	45%	51%	46%	52%
Ads	30%	36%	33%	38%
Mobile Nav	73%	74%	73%	75%
Total gross margin	51%	59%	53%	62%

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts and percentages)

Reconciliation of GAAP Net Loss to Non-GAAP Income (Loss)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

GAAP net loss	$(2,723)	$(3,997)	$(10,660)	$(3,988)

Adjustments:
Benefit from income tax due to tax return filings	(4,061)	—	(4,061)	—
Restructuring costs	565	283	565	831
Capitalized software and developed technology amortization expenses	867	818	1,770	1,718
Stock-based compensation expense:
Cost of revenue	27	30	51	66
Research and development	1,125	1,063	2,625	2,072
Sales and marketing	730	769	1,494	1,466
General and administrative	657	801	1,757	1,542
Total stock-based compensation expense	2,539	2,663	5,927	5,146
Tax effect of adding back adjustments	(182)	(757)	(407)	(1,514)
Non-GAAP net income (loss)	$(2,995)	$(990)	$(6,866)	$2,193

Non-GAAP net income (loss) per share
Basic	$(0.08)	$(0.03)	$(0.17)	$0.06
Diluted	$(0.08)	$(0.03)	$(0.17)	$0.05

Weighted average shares used in computing Non-GAAP net income (loss) per share
Basic	39,916	38,508	39,727	38,660
Diluted	39,916	38,508	39,727	40,308

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except per share amounts and percentages)

Reconciliation of GAAP Net Loss to Adjusted EBITDA

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

GAAP net income (loss)	$(2,723)	$(3,997)	$(10,660)	$(3,988)

Adjustments:
Restructuring costs	565	283	565	831
Stock-based compensation expense	2,539	2,663	5,927	5,146
Depreciation and amortization expenses	1,399	1,630	2,876	3,424
Interest income	(240)	(319)	(485)	(647)
Other income (expense), net	(630)	(802)	(1,688)	(756)
Benefit for income taxes	(5,752)	(1,891)	(6,892)	(1,951)
Adjusted EBITDA	$(4,842)	$(2,433)	$(10,357)	$2,059

Reconciliation of GAAP Operating Expenses to Non-GAAP Operating Expenses

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

GAAP operating expenses	$29,592	$28,996	$58,999	$57,576

Adjustments:
Restructuring costs	(565)	(283)	(565)	(831)
Stock-based compensation expense	(2,512)	(2,633)	(5,876)	(5,080)
Non-GAAP operating expenses	$26,515	$26,080	$52,558	$51,665

Telenav, Inc.
Unaudited Reconciliation of Non-GAAP Adjustments
(in thousands, except percentages)

Reconciliation of GAAP Gross Margin to Non-GAAP Margin

	Auto		Ads		Mobile Nav		Total
	Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013	2014	2013	2014	2013

GAAP gross margin	45%	51%	30%	36%	73%	74%	51%	59%

Adjustments:
Capitalized software and developed technology amortization expenses	1%	—%	9%	15%	1%	3%	2%	2%
Non-GAAP gross margin	46%	51%	39%	51%	74%	77%	53%	61%

	Auto		Ads		Mobile Nav		Total
	Six Months Ended December 31,		Six Months Ended December 31,		Six Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013	2014	2013	2014	2013

GAAP gross margin	46%	52%	33%	38%	73%	75%	53%	62%

Adjustments:
Capitalized software and developed technology amortization expenses	1%	—%	10%	17%	2%	2%	2%	2%
Non-GAAP gross margin	47%	52%	43%	55%	75%	77%	55%	64%